Exhibit 99.1

For Immediate Release:	Contact: Blake Hutchinson
Thursday, October 1, 2009	(713) 651-4523
KEY ENERGY SERVICES ANNOUNCES ASSET RETIREMENT AND IMPAIRMENT CHARGES AND
UPDATES MARKET ON THIRD QUARTER FINANCIAL PERFORMANCE
HOUSTON, TX, October 1, 2009 — Key Energy Services, Inc. (NYSE: KEG) announced today that it anticipates recording a $65 to $70 million pre-tax charge in the third quarter of 2009 related to the retirement of well service rigs from its domestic fleet. The retirement will result in a remaining U.S. well service rig fleet of 743 rigs, consisting of 610 actively marketed rigs and 133 idled rigs. Additionally, given the extreme overcapacity in the U.S. market at today’s natural gas price, Key completed a preliminary impairment analysis on its fleet of pressure pumping equipment. Based on this preliminary analysis, Key expects to recognize a pre-tax charge of $90 to $100 million in the third quarter of 2009. Absent the charges related to asset retirements and impairments of approximately $155 to $170 million, Key currently believes that third quarter 2009 loss per share is likely to fall within a range of ($0.19) to ($0.23). The decline in earnings per share from the second quarter primarily reflects a flattening of company-wide activity and pricing at a level consistent with the June quarter exit rate.
Chairman, President and CEO Dick Alario commented, “The rationalization of the North American oilfield service market asset base is a necessary and vital step toward regaining supply and demand balance within the industry. With approximately 45% of our 2008 peak available well service fleet of 1,000 rigs working in today’s market, we have decided to retire approximately 250 of our older, less efficient rigs. Certain components to be used as spares will be harvested from these rigs prior to the rigs being sold for scrap. This, along with the consolidation of underutilized facilities, will result in a more efficient use of equipment without markedly reducing Key’s presence in the markets it serves. We believe these 610 actively marketed rigs, when combined with the 133 idled rigs, allow Key to retain sufficient capacity to accommodate any foreseeable expansionary scenario.” Mr. Alario continued, “While rig based oil well repair and maintenance activity continues its gradual improvement and pricing has been relatively stable since early June, major workover and well completion activity has not materially improved. Therefore, our third quarter results will reflect an unfavorable mix of work as well as lower overall pricing compared to the previous quarter.”
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About Key Energy Services
Key Energy Services is the largest provider of onshore well service rigs in the United States and one of the leading onshore, rig-based well servicing contractors in the world. The company provides a complete range of well services, including rig-based well maintenance, workover, well completion and recompletion services, fluid management services, pressure pumping services, fishing and rental services, electric wireline services and ancillary oilfield services. Key Energy Services has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Mexico. Additionally, the company has a technology development group based in Canada and ownership interests in a drilling and production services company in Canada and a drilling and workover services and sub-surface engineering and modeling company in the Russian Federation.
Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about the company, our industry, our management’s beliefs and certain assumptions made by management. Whenever possible, we have identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks that we will be unable to achieve financial targets; risks affecting final impairment charges related to the company’s pressure pumping equipment fleet which may differ from current estimates; risks related to retiring well service rigs and other assets, including factors which could impact the final charge for such retirements and our ability to meet the future demand of customers; the impact of rig capacity in the market; risks related to the continued global economic downturn, including further decreases in the capital budgets of our customers and continued instability of commodity prices; and other risks affecting rig hours and activity levels, including weather-related risks. Other important risk factors that may affect our business, results of operations and financial condition are discussed in our most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and in other Securities and Exchange Commission filings. Because such statements involve risks and uncertainties, our actual results and performance may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, we also disclaim any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. However, readers should review carefully the reports and documents we file periodically with the Securities and Exchange Commission.